EXHIBIT 99.1


Media Contacts:
Kimberly Kriger /Jim Fingeroth/ Wendi Kopsick
Kekst and Company
212-521-4800


           COURT APPROVES SALE OF APPROXIMATELY 350 FOOTACTION STORES
           ----------------------------------------------------------
                     TO FOOT LOCKER, INC. FOR $225 MILLION
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                   -- TRANSACTION REFLECTS INCREASED OFFER --


WEST NYACK, NEW YORK, APRIL 21, 2004 - Footstar, Inc. today announced that the U.S. Bankruptcy Court for the Southern District of New York in White Plains has approved the sale of approximately 350 Footaction stores to Foot Locker, Inc. (NYSE: FL) for $225 million in cash, subject to certain closing adjustments and regulatory approvals. The sale will enable Footstar to focus its full attention and resources on its core Meldisco business as it moves forward with its Chapter 11 reorganization.

Following the Company's announcement on April 13, 2004 that it had entered into a definitive agreement to sell these 350 stores to Foot Locker for $160 million, Footstar received competing bids from third parties that resulted in the increased offer from Foot Locker. The transaction is expected to close in the second quarter of 2004 and a hearing is scheduled for April 26, 2004 to approve the assignment and assumption agreements related to the sale.

Dale W. Hilpert, Chairman, President and Chief Executive Officer, commented, "We are pleased that this transaction reflects an increased offer due to an active bidding process. As a result, we have been able to maximize the value for our stakeholders while also providing for continued employment of substantially all Footaction store employees as well as employment opportunities for other Footaction associates. We look forward to working with Foot Locker on a smooth transition."

The Company today also announced that it has entered into agreements to assign 15 Just For Feet leases to third parties resulting in approximately $750,000 in net cash proceeds to the Company and the avoidance of approximately $5 million of bankruptcy rejection claims related to these leases.


FOOTSTAR BACKGROUND
Footstar, Inc., with 2003 revenues of approximately $2.0 billion and 14,000 associates, is a leading footwear retailer. Immediately prior to filing for Chapter 11 bankruptcy on March 2, 2004, the Company operated 428 Footaction stores in 40 states and Puerto Rico, 88 Just For Feet superstores located predominantly in the Southern half of the country, and 2,496 Meldisco licensed footwear departments and 39 Shoe Zone stores. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart, Wal-Mart and Shoe Zone stores.

Forward-Looking Statements
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This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Factors that could affect the Company's forward-looking statements include, among other things: changes arising from our Chapter 11 filing; our ability to continue as a going concern; our ability to operate pursuant to the terms of the DIP financing facility; our ability to close the sale transaction with Foot Locker; our ability to obtain Bankruptcy Court approval and any other required approvals with respect to motions in the Chapter 11 proceeding prosecuted by us from time to time including the assignment and assumption agreements relating to the sale of our remaining 353 Footaction stores; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining Bankruptcy Court approval to terminate or shorten the exclusivity period that we have to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the Chapter 11 cases to Chapter 7 cases; our ability to obtain and maintain normal terms with services providers and vendors, particularly Nike, Reebok and Adidas, and our ability to maintain contracts that are critical to our operations; adverse developments relating to the restatement; the audit of the restatement adjustments for fiscal years 1997 through 2001; the audit of 2002 and the review of the first three quarters of fiscal year 2003 by KPMG; negative reactions from the Company's stockholders, creditors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement; the impact and result of any litigation (including private litigation; any action by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or the financial statement restatement process; additional delays in completing the restatement or the amendment of previously filed reports or the filing of reports at the Securities and Exchange Commission; the Company's ability to manage its operations during and after the financial statement restatement process; the results of the Company's exploration of strategic alternatives; the Company's ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, including the Company's ability to reduce overhead and rationalize assets, both generally and with respect to changes being implemented to address the results of the investigation and the restatement; adverse results on the Company's business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company's stock price; and intense competition in the markets in which the Company competes. Additionally, due to material uncertainties, it is not possible to predict the length of time we will operate under Chapter 11 protection, the outcome of the proceeding in general, whether we will continue to operate under our current organizational structure, or the effect of the proceeding on our businesses and the interests of various creditors and security holders.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company has no control or influence, and should not be viewed as providing any assurance regarding the Company's future performance. Actual results and performance may differ from the Company's current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company's business, financial condition, results of operations, liquidity or prospects. Additionally, the Company is not obligated to make public indication of changes in its forward-looking statements unless required under applicable disclosure rules and regulations.

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